Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Project Seed Topco Limited:

We consent to the use of our report dated April 29, 2019, with respect to the consolidated balance sheets of Project Seed Topco Limited as of June 30, 2018 (Successor) and June 30, 2017, June 30, 2016 and July 1, 2015 (Predecessor), and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the period from June 5, 2017 to June 30, 2018 (Successor), for the period from July 1, 2017 to August 10, 2017 (Predecessor), for the year ended June 30, 2017 (Predecessor), and for the year ended June 30, 2016 (Predecessor) and the related notes, which report appears in Amendment No. 1 to the registration statement on Form F-1 of Sundial Growers Inc. dated July 23, 2019 and to the reference to our firm under the heading “Experts” in the prospectus forming part of such registration statement.

/s/ KPMG LLP

KPMG LLP

Nottingham, United Kingdom

July 23, 2019